CONNECTICUT MUTUAL INVESTMENT ACCOUNTS, INC.

                            ARTICLES OF AMENDMENT
                    CHANGING NAME OF CORPORATION AND NAMES

                   OF SERIES PURSUANT TO MGCL SECTION 2-605

 Connecticut Mutual Investment Accounts, Inc., a Maryland corporation, having its principal office in Maryland, Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:      The Charter of the  Corporation is hereby amended to provide that the name of the Corporation is changed to "Oppenheimer Series Fund, Inc."

      SECOND:     The Charter of the  corporation is hereby further amended to provide that the names of the following  series of the Corporation are changed as follows:

            Connecticut Mutual Total Return Account is changed to
            "Oppenheimer Disciplined Allocation";

            Connecticut Mutual Growth Account is changed to
            "Oppenheimer Disciplined Value Fund":

            CMIA LifeSpan Diversified Income Account is changed to "Oppenheimer LifeSpan Income Fund";

            CMIA LifeSpan Balanced Account is changed to
            "Oppenheimer LifeSpan Balanced Fund"; and

            CMIA Life Span Capital Appreciation Account is change to "Oppenheimer LifeSpan Growth Fund."

      THIRD:      The amendments do not change the  outstanding  capital stock of the Corporation or the aggregate par value thereof.

      FOURTH:     The foregoing  amendments to the Charter of the  Corporation have been approved by the Board of Directors and are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law.

      FIFTH:      The  Corporation  is  registered  as an open-end  investment company under the Investment Company Act of 1940.